EX-99.B(j)(A)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Wells Fargo Variable Trust:

We hereby consent to the incorporation by reference in this Registration Statement for Wells Fargo Variable Trust on Form N-1A of our reports dated February 3, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Report to Shareholders of the Strong Discovery II Fund, Strong Multi Cap Value II Fund and Strong Opportunity II Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Financial Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
April 8, 2005